EXHIBIT 4.3

Form of Stock Appreciation Right Award Agreement

under the

Sciele Pharma, Inc. 2007 Stock Incentive Plan

SCIELE PHARMA, INC.

2007 STOCK INCENTIVE PLAN

SAR Award Agreement

Award No.

You (the “Participant”) are hereby awarded Share Appreciation Rights subject to the terms and conditions set forth in this agreement (the “Award Agreement” or “Award”) and in the Sciele Pharma, Inc. 2007 Stock Incentive Plan (“Plan”).  A copy of the Plan is attached as Exhibit A.  You should carefully review these documents, and consult with your personal financial advisor, before exercising this Award.  This Award is conditioned on your execution of this Award Agreement.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Sciele Pharma, Inc. (the “Company”) or any Committee appointed by the Board to administer the Plan, and shall (in the absence of manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest.  Capitalized terms are defined in the Plan or in this Award Agreement.

1.             Specific Terms.  This portion of your Award is being granted pursuant to Section 7 of the Plan, and shall have the following terms:

Name of Participant

Date of Award

Number of Shares measuring the value of this SAR	Shares (“SAR Shares”).

Base Price for SARs	$ . per Share.

Vesting

At the rate of     % on each of the next        [monthly] [quarterly] [annual] anniversaries of the Award Date; subject to acceleration as provided in the Plan and in Section 2 below, and to your Continuous Service not ending before the vesting date.

Lifetime Transfers	☐ Allowed in accordance with Section 12(b) of the Plan. ☐ Not allowed.

2.             Accelerated Vesting; Change in Corporate Control.  To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

(a)                                  100% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

(b)                                 100% if your Continuous Service ends due to an Involuntary Termination that occurs within the twelve months following a Change in Control.

3.             Vesting and Exercise of Your Award.  No Shares will be issued and no cash will be paid to you before your Award vests in accordance with Section 1 or 2 above and is exercised.  To the extent you have vested in this Award, you may exercise it at any time and from time to time in accordance with the Plan, using the exercise form attached hereto as Exhibit B.  The amount you receive upon exercise will equal the product of –

(a)                                  the number of SAR Shares that you designate for exercise, and

(b)                                 the excess of 100% of the Fair Market Value of a Share on the date of exercise over the Base Price stated in Section 1 above

4.             Form of Payments to You.  The Company will make any payment to you under this Award in the form of Shares, with cash paid in lieu of fractional Shares.  Any Shares that you receive will be free from vesting restrictions (but subject to such legends as the Company determines to be appropriate).  Notwithstanding the foregoing, the Company will not issue Share certificates to you unless you have made arrangements satisfactory to the Compensation Committee to satisfy any applicable tax withholding obligations.  You may satisfy minimum withholding requirements through the surrender of Shares that are both subject to this Award and that have a Fair Market  Value equal to the minimum statutory tax withholding associated with the Shares giving rise to the taxable income.

5.             Failure of Vesting Restrictions.  By executing this Award, you acknowledge and agree that if your Continuous Service terminates under circumstances that do not result in accelerated vesting pursuant to Section 2 above, you will irrevocably forfeit any and all unvested rights under this Award, and this Award will immediately become null, void, and unenforceable.

6.             Investment Purposes.  By executing this Award, you represent and warrant to the Company that any Shares issued to you pursuant to this Award will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

7.             Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest in the SAR awarded hereby.  You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

8.             Restriction of Transfer.  If lifetime transfers are allowed under Section 1, your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Compensation Committee. Notwithstanding the foregoing, you may transfer this Award -

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(i)                         by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or

(ii)                      by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of yours (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of any of the following relatives of yours): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Any transferee of your rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

9.             Conditions on Issuance of Shares; Transfer Restrictions.  Notwithstanding any other provision of the Plan or of this Award Agreement, the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms generally applicable to other similarly-situated employee-shareholders.

10.           Taxes.  Except to the extent otherwise specifically provided in another document establishing contractual rights for you, by signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes or otherwise indemnify or hold you harmless from any or all of such taxes.

11.           Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

12.           Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13.           Modifications.  This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely affects any rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a Section 409A violation of the Code).

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14.           Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

15.           Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

16.           Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17.           Plan Governs.  By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

18.           Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your SARS will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

19.           Not a Contract of Employment.  By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that you were terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

20.           Employment Agreement Provision  [OPTION IF EMPLOYEE HAS AN EMPLOYMENT AGREEMENT]  By executing this Award, you acknowledge and agree that your rights upon a termination of employment before full vesting of this Award will be determined under Section       of your employment agreement with the Company and                     , dated as of                     , 20  .

21.           Long-term Consideration for Award.  [OPTIONAL] The terms and conditions set forth in Exhibit D are hereby incorporated by reference and made an integral part of this Award Agreement.  An invalidation of all or part of Exhibit D, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in Exhibit D, shall cause this Award to become null, void, and unenforceable.

22.           Securities Law Restrictions.  Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or

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have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

23.           Governing Law.  The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is being made under and governed by the terms and conditions of this Award and the Plan.

SCIELE PHARMA, INC.

By:
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award and the Plan.

By:
Name of Participant:

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EXHIBIT A

SCIELE PHARMA, INC.

2007 STOCK INCENTIVE PLAN

Plan Document

(Intentionally Omitted)

EXHIBIT B

SCIELE PHARMA, INC.

2007 STOCK INCENTIVE PLAN

Form of Share Appreciation Rights Exercise

Attention:	Sciele Pharma, Inc.
Five Concourse Parkway, Suite 1800
Atlanta, GA 30328

Dear Sir or Madam:

The undersigned elects to exercise his/her Share Appreciation Rights with respect to                      shares of Common Stock of Sciele Pharma, Inc. (the “Company”) under and pursuant to an SAR Agreement dated as of                                       .

The undersigned recognizes and agrees that the Company will satisfy its obligations arising from this exercise notice through issuing shares of its Common Stock (net of  shares of Common Stock having a Fair Market Value equal to the minimum statutory taxes and withholding due; except to the extent the undersigned pays cash herewith to settle such obligations).  The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) shall be as follows:

Name:

Address:

Social Security Number

Very truly yours,

Date	SAR Holder

EXHIBIT C

SCIELE PHARMA, INC.

2007 STOCK INCENTIVE PLAN

Designation of Beneficiary

In connection with the Awards designated below that I have received pursuant to the Plan, I hereby designate the person specified below as the beneficiary upon my death of my interest in Awards as defined in the Company’s 2007 Stock Incentive Plan (the “Plan”).  This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐            any Award that I have received or ever receive under the Plan.

☐                                    the                                    Award that I received pursuant to an award agreement dated                        ,          between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:
Name of Participant

Sworn to before me this
day of , 200

Notary Public
County of
State of

EXHIBIT D

SCIELE PHARMA, INC.

2007 STOCK INCENTIVE PLAN

Long-Term Consideration and

Company Recovery for Breach

By signing and accepting your Award Agreement, you recognize and agree that the Company’s key consideration in granting this Award is securing your long-term commitment to serve as its                   [include job title or description] who will advance and promote the Company’s business interests and objectives.  Accordingly, you agree that this Award shall be subject to the terms and conditions set forth in Section 25 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a)           Fiduciary Duty.  During your employment with the Company you shall devote your full energies, abilities, attention and business time to the performance of your job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, your performance of such responsibilities.

(b)           Confidential Information.  You recognize that by virtue of your employment with the Company, you will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors.  This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers.  You recognize that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense.  Accordingly, you agree that you shall not, at any time during or after your employment with the Company, divulge such Confidential Information or make use of it for your own purposes or the purposes of any person or entity other than the Company.

(c)           Non-Solicitation of Customers.  You recognize that by virtue of your employment with the Company you will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during your employment.  You understand and agree that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company.  You further agree that during your employment with the Company you will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships.  You also recognize the Company’s legitimate interest in protecting, for a reasonable period of time after your employment with the Company, the Company’s customers.  Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(d)           Non-Solicitation of Employees.  You recognize the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, you agree that, for a period beginning on the date hereof and ending two (2) years after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, for yourself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

(e)           Non-Competition.  Reserved

(f)           Survival of Commitments; Potential Recapture of Award and Proceeds.  You acknowledge and agree that the terms and conditions of this Section regarding confidentiality and non-solicitation [and non-competition] shall survive both (i) the termination of your employment with the Company for any reason, and (ii) the termination of the Plan, for any reason.  You acknowledge and agree that the grant of Share Appreciation Rights in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)                                   declaration that the Award is null and void and of no further force or effect;

(ii)                                recapture of any cash paid or Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;

(iii)                             recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(g)          Acknowledgement.  You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company.